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EXHIBIT 99.1

AVIRON STRENGTHENS FLUMIST(TM)COMMERCIAL INFRASTRUCTURE WITH TWO
TRANSACTIONS IN UNITED KINGDOM

               --ALSO ANNOUNCES $21.6 MILLION PRIVATE FINANCING--

MOUNTAIN VIEW, CA -OCTOBER 11, 2000 - Aviron (Nasdaq: AVIR) today announced that its United Kingdom (UK) subsidiary, Aviron UK Ltd., has agreed to acquire a 25-year lease from Celltech Group plc on approximately eight acres of land in Speke, UK. Aviron intends to utilize an existing 45,000 square foot structure on the property to build a new FLUMIST(TM) manufacturing facility.

Under the terms of the Celltech agreement, Aviron will pay Celltech 1.5 million and assume the 25-year lease.

FLUMIST(TM) is Aviron's investigational intranasal influenza vaccine, for which the company expects to submit a Biologics License Application to the U.S. Food and Drug Administration during the fourth quarter of this year.

Aviron also has restructured its existing FLUMIST(TM) contract manufacturing agreement with Evans Vaccines Ltd., a division of PowderJect Pharmaceuticals plc. Under the new agreement, which runs until mid-2006, Evans Vaccines employees currently working on FLUMIST(TM) will become Aviron UK employees and Aviron UK will take a sub-lease to the FLUMIST(TM) manufacturing areas on the site. Evans Vaccines was Celltech Medeva's vaccines business before being acquired by PowderJect earlier in October.

"These transactions reflect Aviron's continuing progress in building our commercial infrastructure. By assuming primary responsibility for the FLUMIST(TM) operations in Speke, Aviron gains an experienced vaccine workforce that has successfully produced the bulk product over the past year. The additional manufacturing facility we intend to build will allow us to expand our capacity over the longer term," said C. Boyd Clarke, Aviron president and chief executive officer.

Evans Vaccines will receive an initial payment of $15 million and additional consideration including $4 million in annual payments for five years and $3 million in milestones during the term of the agreement. Evans Vaccines also will receive warrants to purchase 63,162 shares of Aviron common stock at an exercise price of $47.50 per share.

Aviron also announced today a private agreement with Biotech Target for the purchase of 450,000 shares of Aviron common stock for total proceeds of $21.6 million, or $48.00 per share.

Aviron has agreed to register these shares for resale within 180 days. The company did not pay any fees or other compensation in connection with these transactions.

"This financing with our largest shareholder enhances Aviron's ability to continue implementing our commercialization strategy in a very focused manner," Clarke added.
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Net proceeds from the Biotech Target transaction will be used to fund operating costs, capital expenditures and working capital needs, which may include costs of FLUMIST(TM) regulatory filings and the manufacturing and commercialization of FLUMIST(TM) in its current formulation; development of a second-generation formulation of FLUMIST(TM); research and development of other pipeline products; development of the infrastructure necessary to support these activities; and other general corporate purposes.

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, failure to validate the manufacturing process, facilities or equipment for the company's nasal influenza vaccine, and the assessment by regulatory agencies that the company's future license applications for its nasal influenza vaccine are incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in Aviron's SEC filings, including its S-3 Registration Statement and Annual Report on Form 10-K for the year ended December 31, 1999.

In conjunction with this news release, Aviron will host a conference call which will be broadcast live over the Internet. The conference call will take place on Wednesday October 11, 2000, beginning at 3:00 p.m. Eastern Daylight Time (EDT). To access the webcast, visit the Aviron Web site at http://www.aviron.com and log-on to the audio feed as instructed. If you are unable to participate during the live webcast, the call will be archived at http://www.aviron.com.

To receive an index and copies of recent press releases, call Aviron's News-On-Call toll-free fax service, 800-758-5804, extension 114000. Additional information about the company can be located at http://www.aviron.com.